As filed with the Securities and Exchange Commission on June 2, 2025.
Registration Nos. 2-99356
811-04367

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Form N-1A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
☒
Pre-Effective Amendment No.
☐
Post-Effective Amendment No. 427
☒
and/or
REGISTRATION STATEMENT
UNDER
THE INVESTMENT COMPANY ACT OF 1940
☒
Amendment No. 431
☒
(Check Appropriate Box or Boxes)

COLUMBIA FUNDS SERIES TRUST I
(Exact Name of Registrant as Specified in Charter)

290 Congress Street, Boston, Massachusetts 02210
(Address of Principal Executive Offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (800) 345-6611

Daniel J. Beckman c/o Columbia Management Investment Advisers, LLC 290 Congress Street Boston, Massachusetts 02210	Ryan C. Larrenaga, Esq. c/o Columbia Management Investment Advisers, LLC 290 Congress Street Boston, Massachusetts 02210
(Name and Address of Agents for Service)

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).
This Post-Effective Amendment relates to all series of the Registrant.
EXPLANATORY NOTE
This Post-Effective Amendment No. 427 to the Registration Statement on Form N-1A (File No. 2-99356) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of adding exhibits to such Registration Statement. Accordingly, this Post-Effective Amendment No. 427 consists only of a facing page, this explanatory note, and Part C of the Registration Statement on Form N-1A. This Post-Effective Amendment No. 427 does not change the form of any prospectus or Statement of Additional Information included in post-effective amendments previously filed with the Securities and Exchange Commission (the “SEC”). As permitted by Rule 462(d), this Post-Effective Amendment No. 427 shall become effective upon filing with the SEC.

PART C. OTHER INFORMATION
Item 28. Exhibits
Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(a)(1)	Second Amended and Restated Agreement and Declaration of Trust, effective August 10, 2005	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #40 on Form N-1A	(a)(1)	9/16/2005
(a)(2)	Amendment No. 1 to Second Amended and Restated Agreement and Declaration of Trust, effective September 19, 2005	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #40 on Form N-1A	(a)(2)	9/16/2005
(a)(3)	Amendment No. 2 to Second Amended and Restated Agreement and Declaration of Trust, effective December 13, 2017	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #313 on Form N-1A	(a)(3)	1/16/2018
(a)(4)	Amendment No. 3 to Second Amended and Restated Agreement and Declaration of Trust, effective March 7, 2018	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #318 on Form N-1A	(a)(4)	3/29/2018
(a)(5)	Amendment No. 4 to Second Amended and Restated Agreement and Declaration of Trust, effective December 13, 2018	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #342 on Form N-1A	(a)(5)	12/21/2018
(a)(6)	Amendment No. 5 to Second Amended and Restated Agreement and Declaration of Trust, effective June 12, 2019	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #351 on Form N-1A	(a)(6)	6/21/2019
(a)(7)	Amendment No. 6 to Second Amended and Restated Agreement and Declaration of Trust, effective December 11, 2019	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #369 on Form N-1A	(a)(7)	12/20/2019
(a)(8)	Amendment No. 7 to Second Amended and Restated Agreement and Declaration of Trust, effective October 9, 2020	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #383 on Form N-1A	(a)(8)	12/23/2020
(a)(9)	Amendment No. 8 to Second Amended and Restated Agreement and Declaration of Trust, effective July 19, 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #386 on Form N-1A	(a)(9)	7/28/2021
(a)(10)	Amendment No. 9 to Second Amended and Restated Agreement and Declaration of Trust, effective June 23, 2022	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #395 on Form N-1A	(a)(10)	7/18/2022
(a)(11)	Amendment No. 10 to Second Amendment and Restated Declaration of Trust, effective September 1, 2022	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #398 on Form N-1A	(a)(11)	9/26/2022
(a)(12)	Amendment No. 11 to Second Amendment and Restated Declaration of Trust, effective December 14, 2023	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #413 on Form N-1A	(a)(12)	2/26/2024
(a)(13)	Amendment No. 12 to Second Amendment and Restated Declaration of Trust, effective March 27, 2025	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #425 on Form N-1A	(a)(13)	4/1/2025

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(b)	By-Laws as amended November 2020	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #383 on Form N-1A	(b)	12/23/2020
(c)	Not Applicable.
(d)(1)	Amended and Restated Management Agreement, as of April 25, 2016, between Columbia Management Investment Advisers, LLC, Columbia Funds Variable Insurance Trust and the Registrant	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #257 on Form N-1A	(d)(1)	4/27/2016
(d)(1)(i)
Schedule A and Schedule B, effective
July 1, 2024, to the Management
Agreement (amended and restated),
dated April 25, 2016, between Columbia
Management Investment Advisers, LLC,
the Registrant, and Columbia Funds
Variable Insurance Trust
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #418 on Form N-1A	(d)(1)(i)	7/26/2024
(d)(2)	Amended and Restated Management Agreement, as of June 1, 2023, between Columbia Management Investment Advisers, LLC, Columbia Funds Variable Insurance Trust and the Registrant	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #406 on Form N-1A	(d)(2)	7/26/2023
(d)(2)(i)
Schedule A and Schedule B, as of March
27, 2025, to the Management Agreement
between Columbia Management
Investment Advisers, LLC, Columbia
Funds Variable Insurance Trust and the
Registrant, as of June 1, 2023
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #425 on Form N-1A	(d)(2)(i)	4/1/2025
(d)(3)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and AlphaSimplex Group, LLC, on behalf of Multi- Manager Alternative Strategies Fund, effective March 15, 2023	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #407 on Form N-1A	(d)(4)	8/24/2023
(d)(3)(i)
Addendum, dated March 15, 20232, to
the Subadvisory Agreement between
Columbia Management Investment
Advisers, LLC and AlphaSimplex
Group, LLC, on behalf of Multi-
Manager Alternative Strategies Fund,
dated March 15, 2023
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #407 on Form N-1A	(d)(4)(i)	8/24/2023
(d)(4)
Amended and Restated Subadvisory
Agreement, dated December 13, 2018,
between Columbia Management
Investment Advisers, LLC and AQR
Capital Management, LLC, on behalf of
Multi-Manager Alternative Strategies
Fund
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #351 on Form N-1A	(d)(3)(iii)	6/21/2019
(d)(4)(i)	Amendment No. 1, as of June 12, 2019, to the Amended and Restated Subadvisory Agreement between Columbia Management Investment Advisers, LLC and AQR Capital Management, LLC, dated December 13, 2018	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #360 on Form N-1A	(d)(3)(iv)	9/24/2019

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(4)(ii)
Addendum, dated June 12, 2019, to the
Amended and Restated Subadvisory
Agreement dated December 13, 2018,
between Columbia Management
Investment Advisers, LLC and AQR
Capital Management, LLC with respect
to CMSAF2 Offshore Fund, Ltd
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #360 on Form N-1A	(d)(3)(vi)	9/24/2019
(d)(5)
Subadvisory Agreement between
Columbia Management Investment
Advisers, LLC and Arrowstreet Capital,
Limited Partnership, on behalf of Multi-
Manager International Equity Strategies
Fund, dated March 7, 2018
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #324 on Form N-1A	(d)(18)	5/4/2018
(d)(6)
Subadvisory Agreement between
Columbia Management Investment
Advisers, LLC and Baillie Gifford
Overseas Limited, on behalf of Multi-
Manager International Equity Strategies
Fund, effective March 7, 2018
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #324 on Form N-1A	(d)(19)	5/4/2018
(d)(6)(i)
Amendment No. 1, dated March 11,
2020, to the Subadvisory Agreement
between Columbia Management
Investment Advisers, LLC and Baillie
Gifford Overseas Limited, on behalf of
Multi-Manager International Equity
Strategies Fund, effective May 14, 2018
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #374 on Form N-1A	(d)(16)(i)	4/27/2020
(d)(6)(ii)
Amendment No. 2, dated September 27,
2024, to the Subadvisory Agreement
between Columbia Management
Investment Advisers, LLC and Baillie
Gifford Overseas Limited, on behalf of
Multi-Manager International Equity
Strategies Fund, effective May 14, 2018,
as amended, March 11, 2020
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #421 on Form N-1A	(d)(7)(ii)	11/25/2024
(d)(7)
Subadvisory Agreement between
Columbia Management Investment
Advisers, LLC and Boston Partners
Global Investors Inc., on behalf of Multi-
Manager Directional Alternative
Strategies Fund, dated August 18, 2016
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #276 on Form N-1A	(d)(15)	9/30/2016
(d)(7)(i)
Amendment No. 1, dated June 26, 2018,
to the Subadvisory Agreement between
Columbia Management Investment
Advisers, LLC and Boston Partners
Global Investors Inc., on behalf of Multi-
Manager Directional Alternative
Strategies Fund, dated August 18, 2016
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #338 on Form N-1A	(d)(14)(i)	11/27/2018
(d)(8)
Subadvisory Agreement between
Columbia Management Investment
Advisers, LLC and Causeway Capital
Management LLC, on behalf of Multi-
Manager International Equity Strategies
Fund, effective March 7, 2018
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #324 on Form N-1A	(d)(20)	5/4/2018

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(8)(i)
Amendment 1, dated March 10, 2023, to
Subadvisory Agreement between
Columbia Management Investment
Advisers, LLC and Causeway Capital
Management LLC, on behalf of Multi-
Manager International Equity Strategies
Fund, effective March 7, 2018
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #404 on Form N-1A	(d)(16)(i)	4/27/2023
(d)(9)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Conestoga Capital Advisors, LLC, dated June 11, 2014	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #205 on Form N-1A	(d)(11)	8/28/2014
(d)(9)(i)	Amendment No. 1, dated June 1, 2018, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Conestoga Capital Advisors, LLC, dated June 11, 2014	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #338 on Form N-1A	(d)(11)(i)	11/27/2018
(d)(9)(ii)	Amendment No. 2, dated December 11, 2019, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Conestoga Capital Advisors, LLC, dated June 11, 2014	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #369 on Form N-1A	(d)(8)(ii)	12/20/2019
(d)(10)	Subadvisory Agreement dated October 15, 2021, between Columbia Management Investment Advisers, LLC and Crabel Capital Management, LLC, on behalf of Multi-Manager Alternative Strategies Fund	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #393 on Form N-1A	(d)(22)	2/25/2022
(d)(10)(i)
Addendum dated October 15, 2021, to
the Subadvisory Agreement dated
October 15, 2021, between Columbia
Management Investment Advisers, LLC
and Crabel Capital Management, LLC
with respect to ASMF Offshore Fund,
Ltd
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #393 on Form N-1A	(d)(22)(i)	2/25/2022
(d)(11)
Subadvisory Agreement between
Columbia Management Investment
Advisers, LLC and Hotchkis and Wiley
Capital Management, LLC, on behalf of
Multi-Manager Small Cap Equity
Strategies Fund, dated December 13,
2018
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #344 on Form N-1A	(d)(22)	2/13/2019
(d)(11)(i)
Amendment No. 1 dated December 16,
2020, to the Subadvisory Agreement
between Columbia Management
Investment Advisers, LLC and Hotchkis
and Wiley Capital Management, LLC,
on behalf of Multi-Manager Small Cap
Equity Strategies Fund, dated December
13, 2018
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #384 on Form N-1A	(d)(21)(i)	2/25/2021
(d)(12)
Subadvisory Agreement between
Columbia Management Investment
Advisers, LLC and Jacobs Levy Equity
Management, Inc., on behalf of Multi-
Manager Small Cap Equity Strategies
Fund, effective July 18, 2022
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #395 on Form N-1A	(d)(23)	7/18/2022

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(13)
Amended and Restated Subadvisory
Agreement between Columbia
Management Investment Advisers, LLC
and J.P. Morgan Investment Management
Inc., on behalf of Multi-Manager Small
Cap Equity Strategies Fund, dated
November 23, 2021
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #392 on Form N-1A	(d)(19)	2/17/2022
(d)(13)(i)
Amendment No. 1, dated September 9,
2022, to the Amended and Restated
Subadvisory Agreement between
Columbia Management Investment
Advisers, LLC and J.P. Morgan
Investment Management Inc., on behalf
of Multi-Manager Growth Strategies
Fund and Multi-Manager Small Cap
Equity Strategies Fund, dated November
23, 2021
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #399 on Form N-1A	(d)(19)(i)	10/3/2022
(d)(13)(ii)
Amendment No. 2, dated March 27,
2025, to the Amended and Restated
Subadvisory Agreement between
Columbia Management Investment
Advisers, LLC and J.P. Morgan
Investment Management Inc., on behalf
of Multi-Manager Large Cap Growth
Strategies Fund, Multi-Manager Growth
Strategies Fund and Multi-Manager
Small Cap Equity Strategies Fund, dated
November 23, 2021
		Filed Herewith	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #427 on Form N-1A	(d)(13)(ii)	6/2/2025
(d)(14)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Loomis, Sayles and Company, L.P., dated December 4, 2013	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #196 on Form N-1A	(d)(12)	5/30/2014
(d)(14)(i)	Amendment No.1, dated March 9, 2016, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Loomis, Sayles and Company, L.P., dated December 4, 2013	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #256 on Form N-1A	(d)(14)(i)	4/11/2016
(d)(14)(ii)
Amendment No. 2, dated December 11,
2019, to the Subadvisory Agreement
between Columbia Management
Investment Advisers, LLC and Loomis,
Sayles and Company, L.P., dated
December 4, 2013 and amended March
9, 2016
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #369 on Form N-1A	(d)(9)(ii)	12/20/2019
(d)(14)(iii)
Amendment No.3, dated March 11,
2020, to the Subadvisory Agreement
between Columbia Management
Investment Advisers, LLC and Loomis,
Sayles and Company, L.P., dated
December 4, 2013 and amended March
9, 2016 and December 11, 2019
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #374 on Form N-1A	(d)(9)(iii)	4/27/2020
(d)(14)(iv)
Amendment No.4, dated March 27,
2025, to the Subadvisory Agreement
between Columbia Management
Investment Advisers, LLC and Loomis,
Sayles and Company, L.P., dated
December 4, 2013 and amended March
9, 2016 and December 11, 2019
		Filed Herewith	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #427 on Form N-1A	(d)(14)(iv)	6/2/2025

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(15)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Los Angeles Capital Management LLC, on behalf of Multi- Manager Growth Strategies Fund, dated September 21, 2023	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #413 on Form N-1A	(d)(16)	2/26/2024
(d)(15)(i)
Amendment No. 1, dated March 27,
2025 to Subadvisory Agreement
between Columbia Management
Investment Advisers, LLC and Los
Angeles Capital Management LLC, on
behalf of Multi-Manager Large Cap
Growth Strategies Fund and Multi-
Manager Growth Strategies Fund, dated
September 21, 2023
		Filed Herewith	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #427 on Form N-1A	(d)(15)(i)	6/2/2025
(d)(16)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Manulife Asset Management (US) LLC, on behalf of Multi-Manager Alternative Strategies Fund, effective August 16, 2017	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #304 on Form N-1A	(d)(17)	9/13/2017
(d)(17)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and PGIM, Inc., the asset management arm of Prudential Financial, dated March 9, 2016	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #259 on Form N-1A	(d)(6)	5/16/2016
(d)(17)(i)
Amendment No. 1, dated June 29, 2018,
to the Subadvisory Agreement between
Columbia Management Investment
Advisers, LLC and PGIM, Inc., the asset
management arm of Prudential
Financial, dated March 9, 2016
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #338 on Form N-1A	(d)(6)(i)	11/27/2018
(d)(17)(ii)
Amendment No. 2, dated December 11,
2019, to the Subadvisory Agreement
between Columbia Management
Investment Advisers, LLC and PGIM,
Inc., the asset management arm of
Prudential Financial, dated March 9,
2016
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #369 on Form N-1A	(d)(4)(ii)	12/20/2019
(d)(17)(iii)
Amendment No. 3, dated November 1,
2022, to the Subadvisory Agreement
between Columbia Management
Investment Advisers, LLC and PGIM,
Inc., the asset management arm of
Prudential Financial, dated March 9,
2016
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #400 on Form N-1A	(d)(4)(iii)	11/22/2022
(d)(18)
Subadvisory Agreement between
Columbia Management Investment
Advisers, LLC and PGIM Quantitative
Solutions LLC (formerly known as
QMA LLC), on behalf of Columbia
Multi Strategy Alternatives Fund, dated
June 12, 2019
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #360 on Form N-1A	(d)(22)	9/24/2019

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(18)(i)
Addendum to the Subadvisory
Agreement between Columbia
Management Investment Advisers, LLC
and PGIM Quantitative Solutions LLC,
on behalf of Columbia Multi Strategy
Alternatives Fund, dated June 12, 2019
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #360 on Form N-1A	(d)(22)(i)	9/24/2019
(d)(19)
Subadvisory Agreement dated March 14,
2024, between Columbia Management
Investment Advisers, LLC and Summit
Partners Public Asset Management,
LLC, on behalf of Multi-Manager
Directional Alternative Strategies Fund
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #418 on Form N-1A	(d)(20)	7/26/2024
(d)(20)
Subadvisory Agreement dated February
6, 2013, and Amendment No. 1, dated
January 24, 2014, to the Subadvisory
agreement between Columbia
Management Investment Advisers, LLC
and TCW Investment Management
Company LLC,
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #196 on Form N-1A	(d)(5)	5/30/2014
(d)(20)(i)	Amendment No. 2, dated January 25, 2017, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and TCW Investment Management Company LLC, dated February 6, 2013	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #293 on Form N-1A	(d)(7)	3/29/2017
(d)(20)(ii)	Amendment No. 3, dated November 1, 2019 to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and TCW Investment Management Company LLC, dated February 6, 2013	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #369 on Form N-1A	(d)(5)	12/20/2019
(d)(20)(iii)
Addendum – Authorization to Enter Into
Over-The-Counter And/Or Exchange
Traded Derivatives between Columbia
Management Investment Advisers, LLC
and TCW Investment Management
Company LLC, dated March 7, 2012
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #196 on Form N-1A	(d)(7)(1)	5/30/2014
(d)(21)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Voya Investment Management Co. LLC, on behalf of Multi-Manager Total Return Bond Strategies Fund, dated October 24, 2018	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #339 on Form N-1A	(d)(22)	12/6/2018
(d)(21)(i)
Amendment No. 1, dated November 1,
2022, to Subadvisory Agreement
between Columbia Management
Investment Advisers, LLC and Voya
Investment Management Co. LLC, on
behalf of Multi-Manager Total Return
Bond Strategies Fund, dated October 24,
2018
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #400 on Form N-1A	(d)(18)	11/22/2022
(d)(22)	Subadvisory Agreement, dated March 17, 2020, between Columbia Management Investment Advisers, LLC and Walter Scott & Partners Limited	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #73 on Form N-1A	(d)(24)	5/15/2020

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(d)(22)(i)
Amendment No. 1, dated June 27, 2024,
to the Subadvisory Agreement between
Columbia Management Investment
Advisers, LLC and Walter Scott &
Partners Limited, on behalf of Multi-
Manager International Equity Strategies
Fund, dated March 17, 2020
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #419 on Form N-1A	(d)(24)(i)	8/23/2024
(d)(23)
Management Agreement between
Columbia Management Investment
Advisers, LLC and CMSAF1 Offshore
Fund Ltd., a subsidiary of Columbia
Multi Strategy Alternatives Fund
(formerly Columbia Alternative Beta
Fund), effective July 15, 2019
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #360 on Form N-1A	(d)(23)	9/24/2019
(d)(24)	Management Agreement between Columbia Management Investment Advisers, LLC and CMSAF2 Offshore Fund Ltd., a subsidiary of Columbia Multi Strategy Alternatives Fund, effective July 3, 2019	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #360 on Form N-1A	(d)(24)	9/24/2019
(d)(25)	Management Agreement between Columbia Management Investment Advisers, LLC and CMSAF3 Offshore Fund Ltd., a subsidiary of Columbia Multi Strategy Alternatives Fund, effective July 3, 2019	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #360 on Form N-1A	(d)(25)	9/24/2019
(d)(26)	Management Agreement between Columbia Management Investment Advisers, LLC and ASGM Offshore Fund, Ltd., a subsidiary of Multi- Manager Alternative Strategies Fund, effective January 1, 2016	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #248 on Form N-1A	(d)(22)	12/22/2015
(d)(27)	Management Agreement between Columbia Management Investment Advisers, LLC and ASMF Offshore Fund, Ltd., a subsidiary of Multi- Manager Alternative Strategies Fund, effective January 1, 2016	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #248 on Form N-1A	(d)(23)	12/22/2015
(e)(1)
Distribution Agreement by and between
the Registrant, Columbia Acorn Trust,
Columbia Funds Series Trust, Columbia
Funds Series Trust II and Columbia
Management Investment Distributors,
Inc., dated March 1, 2025
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #425 on Form N-1A	(e)(1)	4/1/2025
(e)(1)(i)
Schedule I, effective March 27, 2025,
and Schedule II as of September 7, 2010
to Distribution Agreement by and
between the Registrant, Columbia Acorn
Trust, Columbia Funds Series Trust,
Columbia Funds Series Trust II and
Columbia Management Investment
Distributors, Inc., dated March 1, 2025
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #425 on Form N-1A	(e)(1)(i)	4/1/2025
(e)(2)	Form of Mutual Fund Sales Agreement	Incorporated by Reference	Columbia Funds Series Trust II	333-131683	Post-Effective Amendment 238 on Form N-1A	(e)(2)	6/27/2023

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(f)	Deferred Compensation Plan adopted as of December 31, 2020	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #384 on Form N-1A	(f)	2/25/2021
(g)(1)	Second Amended and Restated Master Global Custody Agreement between certain Funds and JP Morgan Chase Bank, N.A., dated March 7, 2011	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #124 on Form N-1A	(g)(2)	4/29/2011
(g)(2)
Addendum to Master Global Custody
Agreement (related to Multi-Manager
Alternative Strategies Fund, Multi-
Manager Total Return Bond Strategies
Fund, Multi-Manager Small Cap Equity
Strategies Fund and Multi-Manager
Growth Strategies Fund), dated March 9,
2012 and Addendum to Master Global
Custody Agreement (related to
Columbia Adaptive Risk Allocation
Fund), dated June 11, 2012
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #196 on Form N-1A	(g)(2)	5/30/2014
(g)(3)	Addendum to Master Global Custody Agreement (related to Columbia Multi Strategy Alternatives Fund), dated January 15, 2015	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #221 on Form N-1A	(g)(3)	2/27/2015
(g)(4)
Side letter (related to the China Connect
Service on behalf of Columbia Emerging
Markets Fund and Columbia Greater
China Fund), dated March 6, 2018, to
the Second Amended and Restated
Master Global Custody Agreement with
JP Morgan Chase Bank, N.A., dated
March 7, 2011
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #318 on Form N-1A	(g)(5)	3/29/2018
(g)(5)	Addendum to Master Global Custody Agreement (related to Multi-Manager Directional Alternative Strategies Fund)	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #276 on Form N-1A	(g)(6)	9/30/2016
(g)(6)	Addendum to Master Global Custody Agreement (related to Multi-Manager International Equity Strategies Fund)	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #324 on Form N-1A	(g)(9)	5/4/2018
(g)(7)	Addendum to Master Global Custody Agreement (related to Overseas SMA Completion Portfolio)	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #364 on Form N-1A	(g)(10)	9/3/2019
(g)(8)	Addendum to Master Global Custody Agreement (related to Multisector Bond SMA Completion Portfolio)	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #364 on Form N-1A	(g)(11)	10/25/2019
(g)(9)	Addendum, effective April 1, 2016, to the Second Amended and Restated Master Global Custody Agreement with JP Morgan Chase Bank, N.A., dated March 7, 2011	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #297 on Form N-1A	(g)(7)	5/30/2017
(g)(10)	Addendum to Master Global Custody Agreement (related to Multi-Manager Large Cap Growth Strategies Fund)	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #425 on Form N-1A	(g)(10)	4/1/2025

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(h)(1)
Transfer and Dividend Disbursing Agent
Agreement by and between Columbia
Management Investment Services Corp.,
Columbia Acorn Trust, Columbia Credit
Income Opportunities Fund, Columbia
Funds Series Trust, Columbia Funds
Series Trust I and Columbia Funds
Series Trust II, dated April 1, 2025
		Incorporated by Reference	Columbia Acorn Trust	2-34223	Post-Effective Amendment #118 on Form N-1A	(h)(1)	4/4/2025
(h)(1)(i)
Schedule A and Schedule B, effective
April 1, 2025, to the Transfer and
Dividend Disbursing Agent Agreement
by and between Columbia Management
Investment Services Corp., Columbia
Acorn Trust, Columbia Credit Income
Opportunities Fund, Columbia Funds
Series Trust, Columbia Funds Series
Trust I and Columbia Funds Series Trust
II, dated April 1, 2025
		Incorporated by Reference	Columbia Acorn Trust	2-34223	Post-Effective Amendment #118 on Form N-1A	(h)(1)(i)	4/4/2025
(h)(2)	Form of Indemnification Agreement	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #46 on Form N-1A	(h)(6)	3/24/2006
(h)(3)
Amended and Restated Fee Waiver and
Expense Cap Agreement, effective April
1, 2025, between Columbia Management
Investment Advisers, LLC, Columbia
Wanger Asset Management, LLC,
Columbia Management Investment
Distributors, Inc., Columbia
Management Investment Services Corp.,
Columbia Acorn Trust, Columbia Credit
Income Opportunities Fund, Columbia
Funds Series Trust, Columbia Funds
Series Trust I, Columbia Funds Series
Trust II, Columbia Funds Variable
Insurance Trust, Columbia Funds
Variable Series Trust II and Wanger
Advisors Trust
		Incorporated by Reference	Columbia Acorn Trust	2-34223	Post-Effective Amendment #118 on Form N-1A	(h)(2)	4/4/2025
(h)(3)(i)
Schedule A, as of April 1, 2025, to the
Amended and Restated Fee Waiver and
Expense Cap Agreement, effective April
1, 2025, between Columbia Management
Investment Advisers, LLC, Columbia
Wanger Asset Management, LLC,
Columbia Management Investment
Distributors, Inc., Columbia
Management Investment Services Corp.,
Columbia Acorn Trust, Columbia Credit
Income Opportunities Fund, Columbia
Funds Series Trust, Columbia Funds
Series Trust I, Columbia Funds Series
Trust II, Columbia Funds Variable
Insurance Trust, Columbia Funds
Variable Series Trust II and Wanger
Advisors Trust
		Incorporated by Reference	Columbia Acorn Trust	2-34223	Post-Effective Amendment #118 on Form N-1A	(h)(2)(i)	4/4/2025
(h)(4)	Agreement and Plan of Reorganization, dated October 9, 2012	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #175 on Form N-1A	(h)(8)	5/30/2013

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(h)(5)	Agreement and Plan of Reorganization, dated December 20, 2010	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #15 on Form N-1A	(h)(9)	4/29/2011
(h)(6)	Agreement and Plan of Reorganization, dated December 17, 2015	Incorporated by Reference	Columbia Funds Series Trust	333-208706	Registration Statement on Form N-14	(4)	12/22/2015
(h)(7)	Agreement and Plan of Reorganization, dated February 20, 2020	Incorporated by Reference	Columbia Funds Series Trust II	333-236646	Registration Statement on Form N-14	(4)	2/26/2020
(h)(8)	Agreement and Plan of Reorganization, dated October 5, 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #390 on Form N-1A	(h)(8)	12/22/2021
(h)(9)	Amended and Restated Credit Agreement, as of October 24, 2024	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #95 on Form N-1A	(h)(8)	11/13/2024
(h)(10)	Master Inter-Fund Lending Agreement, dated May 1, 2018	Incorporated by Reference	Columbia Funds Series Trust II	333-131683	Post-Effective Amendment #179 on Form N-1A	(h)(11)	5/25/2018
(h)(10)(i)	Schedule A and Schedule B, effective March 27, 2025, to the Master Inter- Fund Lending Agreement dated May 1, 2018	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #425 on Form N-1A	(h)(10)(i)	4/1/2025
(h)(11)
Fund of Funds Investment Agreement,
dated August 10, 2023, between
BlackRock ETF Trust, BlackRock ETF
Trust II, iShares Trust, iShares, Inc.,
iShares U.S. ETF Trust and Columbia
Funds Series Trust, Columbia Funds
Series Trust I, Columbia Funds Series
Trust II, Columbia Funds Variable
Insurance Trust and Columbia Funds
Variable Series Trust II
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #407 on Form N-1A	(h)(11)	8/24/2023
(h)(11)(i)
Schedule A, as amended November 6,
2024, to the Fund of Funds Investment
Agreement, dated August 10, 2023,
between BlackRock ETF Trust,
BlackRock ETF Trust II, iShares Trust,
iShares, Inc., iShares U.S. ETF Trust and
Columbia Funds Series Trust, Columbia
Funds Series Trust I, Columbia Funds
Series Trust II and Columbia Funds
Variable Series Trust II
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #422 on Form N-1A	(h)(11)(i)	12/23/2024
(h)(12)	Fund of Funds Investment Agreement, dated December 21, 2021, between Fidelity Rutland Square Trust II and Columbia Funds Series Trust I and Columbia Funds Series Trust II	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #392 on Form N-1A	(h)(12)	2/17/2022
(h)(13)
Fund of Funds Investment Agreement,
dated January 19, 2022, between
Vanguard Funds and Columbia Funds
Series Trust I, Columbia Funds Variable
Insurance Trust and Columbia Funds
Variable Series Trust II
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #392 on Form N-1A	(h)(13)	2/17/2022

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(h)(13)(i)
Schedule A to Fund of Funds Investment
Agreement, dated January 19, 2022,
between Vanguard Funds and Columbia
Funds Series Trust I, Columbia Funds
Variable Insurance Trust and Columbia
Funds Variable Series Trust II
		Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #90 on Form N-1A	(h)(10)(ii)(a)	11/8/2023
(i)(1)	Opinion of Counsel of Ropes & Gray LLP	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #40 on Form N-1A	(i)	9/16/2005
(i)(2)	Opinion of Counsel of Ropes & Gray LLP	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #68 on Form N-1A	(i)(2)	1/16/2008
(i)(3)	Opinion of Counsel of Ropes & Gray LLP	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #81 on Form N-1A	(i)(3)	11/25/2008
(i)(4)	Opinion of Counsel of Ropes & Gray LLP	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #95 on Form N-1A	(i)(4)	11/20/2009
(i)(5)	Opinion of Counsel of Ropes & Gray LLP	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #143 on Form N-1A	(i)(5)	3/14/2012
(i)(6)	Opinion of Counsel of Ropes & Gray LLP, with respect to Columbia Adaptive Risk Allocation Fund	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #153 on Form N-1A	(i)(6)	6/15/2012
(i)(7)	Opinion of Counsel of Ropes & Gray LLP, with respect to Columbia Multi Strategy Alternatives Fund	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #219 on Form N-1A	(i)(8)	1/27/2015
(i)(8)	Opinion of Counsel of Ropes & Gray LLP, with respect to Multi-Manager Directional Alternative Strategies Fund	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #276 on Form N-1A	(i)(10)	9/30/2016
(i)(9)	Opinion of Counsel of Ropes & Gray LLP, with respect to Multi-Manager International Equity Strategies Fund	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #324 on Form N-1A	(i)(13)	5/4/2018
(i)(10)	Opinion of Counsel of Ropes & Gray LLP, with respect to Overseas SMA Completion Portfolio	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #357 on Form N-1A	(i)(13)	9/3/2019
(i)(11)	Opinion of Counsel of Ropes & Gray LLP, with respect to Multisector Bond SMA Completion Portfolio	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #364 on Form N-1A	(i)(14)	10/25/2019
(i)(12)	Opinion of Counsel of Ropes & Gray LLP, with respect to Multi-Manager Large Cap Growth Strategies Fund	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #425 on Form N-1A	(i)(12)	4/1/2025
(j)(1)	Consent of Morningstar, Inc.	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #21 on Form N-1A	11(b)	8/30/1996

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(j)(2)	Consent of PricewaterhouseCoopers LLP, dated July 25, 2024, for Funds with fiscal year ended 3/31/2024	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #418 on Form N-1A	(j)(2)	7/26/2024
(j)(3)	Consent of PricewaterhouseCoopers LLP, dated August 22, 2024, for Funds with fiscal year ended 4/30/2024	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #419 on Form N-1A	(j)(3)	8/23/2024
(j)(4)	Consent of PricewaterhouseCoopers LLP, dated September 23, 2024, for Funds with fiscal year ended 5/31/2024	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #420 on Form N-1A	(j)(4)	9/24/2024
(j)(5)	Consent of PricewaterhouseCoopers LLP, dated November 22, 2024, for Funds with fiscal year ended 7/31/2024	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #421 on Form N-1A	(j)(5)	11/25/2024
(j)(6)	Consent of PricewaterhouseCoopers LLP, dated December 20, 2024, for Funds with fiscal year ended 8/31/2024	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #422 on Form N-1A	(j)(6)	12/23/2024
(j)(7)	Consent of PricewaterhouseCoopers LLP, dated February 25, 2025, for Funds with fiscal year ended 10/31/2024	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #424 on Form N-1A	(j)(7)	2/26/2025
(j)(8)	Consent of PricewaterhouseCoopers LLP, dated April 23, 2025, for the Fund with fiscal year ended 12/31/2024	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #426 on Form N-1A	(j)(8)	4/24/2025
(k)	Omitted Financial Statements: Not Applicable.
(l)	Initial Capital Agreement: Not Applicable.
(m)(1)	Amended and Restated Distribution Plan, as of July 1, 2024	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #418 on Form N-1A	(m)(1)	7/26/2024
(m)(2)	Amended and Restated Shareholder Servicing Plan, as of July 1, 2024, for certain Fund share classes of the Registrant	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #418 on Form N-1A	(m)(2)	7/26/2024
(m)(3)	Shareholder Servicing Plan Implementation Agreement between Registrant and Columbia Management Investment Distributors, Inc.	Incorporated by Reference	Columbia Funds Series Trust	333-89661	Post-Effective Amendment #82 on Form N-1A	(m)(4)	5/28/2010
(m)(3)(i)
Restated Schedule I, dated July 1, 2023,
to Shareholder Servicing Plan
Implementation Agreement, between the
Registrant, Columbia Funds Series Trust
and Columbia Management Investment
Distributors, Inc.
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #406 on Form N-1A	(m)(5)(i)	7/26/2023
(n)	Rule 18f – 3 Multi-Class Plan, approved November 8, 2023, restated and amended March 1, 2025	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #425 on Form N-1A	(n)	4/1/2025
(o)	Reserved

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(p)(1)	Code of Ethics of Columbia Atlantic Board Funds adopted under Rule 17j-1, effective March 2019	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #349 on Form N-1A	(p)(1)	4/25/2019
(p)(2)	Columbia Threadneedle Investments Global Personal Account Dealing and Code of Ethics, effective December 2024	Incorporated by Reference	Columbia ETF Trust I	333-209996	Post-Effective Amendment #40 on Form N-1A	(p)(2)	12/19/2024
(p)(3)	Code of Ethics of AlphaSimplex Group, LLC (a subadviser of Multi-Manager Alternative Strategies Fund) adopted March 1, 2006, revised as of March 31, 2025	Filed Herewith	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #427 on Form N-1A	(p)(3)	6/2/2025
(p)(4)
Code of Ethics of AQR Capital
Management, LLC (a subadviser of
Columbia Multi Strategy Alternatives
Fund, Multi-Manager Alternative
Strategies Fund and Multi-Manager
Directional Alternative Strategies Fund),
effective March 2024
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #417 on Form N-1A	(p)(5)	6/27/2024
(p)(5)	Code of Ethics of Arrowstreet Capital, Limited Partnership (a subadviser of Multi-Manager International Equity Strategies Fund), effective April 1, 2024	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #420 on Form N-1A	(p)(6)	9/24/2024
(p)(6)	Code of Ethics of Baillie Gifford Overseas Limited (a subadviser of Multi-Manager International Equity Strategies Fund), effective December 2024	Filed Herewith	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #427 on Form N-1A	(p)(6)	6/2/2025
(p)(7)	Code of Ethics of Boston Partners Global Investors Inc. (a subadviser of Multi-Manager Directional Alternative Strategies Fund), effective May 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #387 on Form N-1A	(p)(10)	8/26/2021
(p)(8)	Code of Ethics of Causeway Capital Management LLC (a subadviser of Multi-Manager International Equity Strategies Fund), effective December 30, 2022	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #404 on Form N-1A	(p)(15)	4/27/2023
(p)(9)	Code of Ethics of Conestoga Capital Advisors, LLC (a subadviser of Multi- Manager Small Cap Equity Strategies Fund), dated October 24, 2024	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #425 on Form N-1A	(p)(9)	4/1/2025
(p)(10)	Code of Ethics of Crabel Capital Management, LLC, (a subadviser of Multi-Manager Alternative Strategies Fund), effective February 2024	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #417 on Form N-1A	(p)(11)	6/27/2024
(p)(11)	Code of Ethics of Hotchkis and Wiley Capital Management, LLC (a subadviser of Multi-Manager Small Cap Equity Strategies Fund), as of September 1, 2021	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #389 on Form N-1A	(p)(20)	11/23/2021
(p)(12)	Code of Ethics of Jacobs Levy Investment Management, Inc. (a subadviser of Multi-Manager Small Cap Equity Strategies Fund), effective January 2016	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #395 on Form N-1A	(p)(22)	7/18/2022

Exhibit Number	Exhibit Description	Filed Herewith or Incorporated by Reference	Information About the Filing that Includes the Document Incorporated by Reference
			Registrant that Made the Filing	File No. of Such Registrant	Type of Filing	Exhibit of Document in that Filing	Filing Date
(p)(13)	Code of Ethics of J.P. Morgan Investment Management Inc. (a subadviser of Multi-Manager Growth Strategies Fund and Multi-Manager Small Cap Equity Strategies Fund), effective April 26, 2023	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #407 on Form N-1A	(p)(14)	8/24/2023
(p)(14)
Code of Ethics of Loomis, Sayles and
Company, L.P. (a subadviser of Multi-
Manager Growth Strategies Fund and
Multi-Manager Total Return Bond
Strategies Fund), effective January 14,
2000, as amended October 24, 2024
		Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #424 on Form N-1A	(p)(15)	2/26/2025
(p)(15)	Code of Ethics of Los Angeles Capital Management LLC (a subadviser of Multi-Manager Growth Strategies Fund), effective July 16, 2024	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #421 on Form N-1A	(p)(16)	11/25/2024
(p)(16)	Code of Ethics of Manulife Asset Management (US) LLC (a subadviser of Multi-Manager Alternative Strategies Fund), effective January 2024	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #417 on Form N-1A	(p)(17)	6/27/2024
(p)(17)	Code of Ethics of PGIM Quantitative Solutions LLC, (a subadviser of Columbia Multi Strategy Alternatives Fund)	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #392 on Form N-1A	(p)(20)	2/17/2022
(p)(18)(i)	Investment Adviser Code of Ethics of Prudential Financial (for PGIM, Inc., a subadviser of Multi-Manager Total Return Bond Strategies Fund), dated January 31, 2025	Filed Herewith	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #427 on Form N-1A	(p)(18)(i)	6/2/2025
(p)(18)(ii)	Personal Investing Standards of Prudential Financial (for PGIM, Inc., a subadviser of Multi-Manager Total Return Bond Strategies Fund), dated December 17, 2024	Filed Herewith	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #427 on Form N-1A	(p)(18)(ii)	6/2/2025
(p)(18)(iii)	Insider Trading and Information Barrier Standards of Prudential Financial, revised March 31, 2025	Filed Herewith	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #427 on Form N-1A	(p)(18)(iii)	6/2/2025
(p)(19)	Code of Ethics of Summit Partners Public Asset Management, LLC (a subadviser of Multi-Manager Directional Alternative Strategies Fund), effective September 2024	Incorporated by Reference	Incorporated by Reference	2-99356	Post-Effective Amendment #421 on Form N-1A	(p)(20)	11/25/2024
(p)(20)	Code of Ethics of TCW Investment Management Company LLC (a subadviser of Multi-Manager Alternative Strategies Fund and Multi-Manager Total Return Bond Strategies Fund), dated December 9, 2024	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #425 on Form N-1A	(p)(20)	4/1/2025
(p)(21)	Code of Ethics of Voya Investment Management Co. LLC (a subadviser of Multi-Manager Total Return Bond Strategies Fund), effective January 6, 2025	Incorporated by Reference	Columbia Funds Series Trust I	2-99356	Post-Effective Amendment #425 on Form N-1A	(p)(21)	4/1/2025
(p)(22)	BNY Mellon Code of Conduct (for Walter Scott & Partners Limited) effective September 20, 2023	Incorporated by Reference	Columbia Funds Variable Series Trust II	333-146374	Post-Effective Amendment #91 on Form N-1A	(p)(6)	4/1/2024

Item 29. Persons Controlled by or Under Common Control with the Registrant
Columbia Management Investment Advisers, LLC (the investment manager or Columbia Management), as sponsor of the Columbia funds, may make initial capital investments in Columbia funds (seed accounts). Columbia Management also serves as investment manager of certain Columbia funds-of-funds that invest primarily in shares of affiliated funds (the underlying funds). Columbia Management does not make initial capital investments or invest in underlying funds for the purpose of exercising control. However, since these ownership interests may be significant, in excess of 25%, such that Columbia Management may be deemed to control certain Columbia funds, procedures have been put in place to assure that public shareholders determine the outcome of all actions taken at shareholder meetings. Specifically, Columbia Management (which votes proxies for the seed accounts) and the Boards of Trustees of the affiliated funds-of-funds (which votes proxies for the affiliated funds-of-funds) vote on each proposal in the same proportion as the vote of the direct public shareholders vote; provided, however, that if there are no direct public shareholders of an underlying fund or if direct public shareholders represent only a minority interest in an underlying fund, the Fund may cast votes in accordance with instructions from the independent members of the Board.
Item 30. Indemnification
Article Five of the Bylaws of Registrant provides that Registrant shall indemnify each of its trustees and officers (including persons who serve at Registrant’s request as directors, officers or trustees of another organization in which Registrant has any interest as a shareholder, creditor or otherwise) who are not employees or officers of any investment adviser to Registrant or any affiliated person thereof and its chief compliance officer, regardless of whether such person is an employee or officer of any investment adviser to Registrant or any affiliated person thereof, and each of its other trustees and officers (including persons who serve at Registrant’s request as directors, officers or trustees of another organization in which Registrant has any interest as a shareholder, creditor or otherwise) (i.e., those who are employees or officers of any investment adviser to Registrant or any affiliated person thereof) (Covered Persons) to the fullest extent authorized by applicable law against all liabilities and expenses in connection with the defense or disposition of any proceeding in which such Covered Person may be or may have been involved or with which such Covered Person may be or may have been threatened, while in office or thereafter, by reason of any alleged act or omission as a trustee or officer or by reason of his or her being or having been such a Covered Person, all as more fully set forth in the Registrant’s Bylaws, which have been filed as an exhibit to this registration statement.
Section 17(h) of the Investment Company Act of 1940 (1940 Act) provides that no instrument pursuant to which Registrant is organized or administered shall contain any provision which protects or purports to protect any trustee or officer of Registrant against any liability to Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office. In accordance with Section 17(h) of the 1940 Act, no Covered Person is indemnified under the Bylaws against any liability to Registrant or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Covered Person’s office.
Pursuant to the Distribution Agreement, Columbia Management Investment Distributors, Inc. agrees to indemnify the Registrant, its officers and trustees against claims, demands, liabilities and expenses under specified circumstances, all as more fully set forth in the Registrant’s Distribution Agreement, which has been filed as an exhibit to the registration statement. The Registrant may be party to other contracts that include indemnification provisions for the benefit of the Registrant’s trustees and officers.
The trustees and officers of the Registrant and the personnel of the Registrant’s investment adviser and principal underwriter are insured under an errors and omissions liability insurance policy. Registrant’s investment adviser, Columbia Management Investment Advisers, LLC, maintains investment advisory professional liability insurance to insure it, for the benefit of Registrant and its non-interested trustees, against loss arising out of any effort, omission, or breach of any duty owed to Registrant or any series of Registrant by Columbia Management Investment Advisers, LLC.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission (SEC), such indemnification is against public policy as expressed in the Securities Act of 1933 and, therefore, is unenforceable.
Item 31. Business and Other Connections of the Investment Adviser
To the knowledge of the Registrant, none of the directors or officers of Columbia Management Investment Advisers, LLC (Columbia Management), the Registrant’s investment adviser, or any subadviser to a series of the Registrant, except as set forth below, are or have been, at any time during the Registrant’s past two fiscal years, engaged in any other business, profession, vocation or employment of a substantial nature.
(a)
Columbia Management, a wholly owned subsidiary of Ameriprise Financial, Inc., performs investment advisory services for the Registrant and certain other clients. Information regarding the business of Columbia Management and the directors and principal officers of Columbia Management is also included in the Form ADV filed by Columbia Management with the

SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-25943), which information is incorporated herein by reference. In addition to their position with Columbia Management, certain directors and officers of Columbia Management also hold various positions with, and engage in business for, Ameriprise Financial, Inc. or its other subsidiaries.
(b)
Alpha Simplex Group, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Alpha Simplex Group, LLC and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Alpha Simplex Group, LLC and is incorporated herein by reference. Information about the business of Alpha Simplex Group, LLC and the directors and principal executive officers of Alpha Simplex Group, LLC is also included in the Form ADV filed by Alpha Simplex Group, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-62448), which information is incorporated herein by reference.
(c)
AQR Capital Management, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of AQR Capital Management, LLC and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by AQR Capital Management, LLC and is incorporated herein by reference. Information about the business of AQR Capital Management, LLC and the directors and principal executive officers of AQR Capital Management, LLC is also included in the Form ADV filed by AQR Capital Management, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-55543), which information is incorporated herein by reference.
(d)
Arrowstreet Capital, Limited Partnership performs investment management services for the Registrant and certain other clients. Information regarding the business of Arrowstreet Capital, Limited Partnership and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Arrowstreet Capital, Limited Partnership and is incorporated herein by reference. Information about the business of Arrowstreet Capital, Limited Partnership and the directors and principal executive officers of Arrowstreet Capital, Limited Partnership is also included in the Form ADV filed by Arrowstreet Capital, Limited Partnership with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-56633), which information is incorporated herein by reference.
(e)
Baillie Gifford Overseas Limited performs investment management services for the Registrant and certain other clients. Information regarding the business of Baillie Gifford Overseas Limited and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Baillie Gifford Overseas Limited and is incorporated herein by reference. Information about the business of Baillie Gifford Overseas Limited and the directors and principal executive officers of Baillie Gifford Overseas Limited is also included in the Form ADV filed by Baillie Gifford Overseas Limited with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-21051), which information is incorporated herein by reference.
(f)
Boston Partners Global Investors, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Boston Partners Global Investors, Inc. and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Boston Partners Global Investors, Inc. and is incorporated herein by reference. Information about the business of Boston Partners Global Investors, Inc. and the directors and principal executive officers of Boston Partners Global Investors, Inc. is also included in the Form ADV filed by Boston Partners Global Investors, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-61786), which information is incorporated herein by reference.
(g)
Causeway Capital Management LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Causeway Capital Management LLC and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Causeway Capital Management LLC and is incorporated herein by reference. Information about the business of Causeway Capital Management LLC and the directors and principal executive officers of Causeway Capital Management LLC is also included in the Form ADV filed by Causeway Capital Management LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-60343), which information is incorporated herein by reference.
(h)
Conestoga Capital Advisors, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Conestoga Capital Advisors, LLC and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Conestoga Capital Advisors, LLC and is incorporated herein by reference. Information about the business of Conestoga Capital Advisors, LLC and the directors and principal executive officers of Conestoga Capital Advisors, LLC is also included in the Form ADV filed by Conestoga Capital Advisors, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-60133), which information is incorporated herein by reference.
(i)
Crabel Capital Management, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Crabel Capital Management, LLC and certain of its officers is set forth in the

Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Crabel Capital Management, LLC and is incorporated herein by reference. Information about the business of Crabel Capital Management, LLC and the directors and principal executive officers of Crabel Capital Management, LLC is also included in the Form ADV filed by Crabel Capital Management, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-110141), which information is incorporated herein by reference.
(j)
Hotchkis and Wiley Capital Management, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Hotchkis and Wiley Capital Management, LLC and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Hotchkis and Wiley Capital Management, LLC and is incorporated herein by reference. Information about the business of Hotchkis and Wiley Capital Management, LLC and the directors and principal executive officers of Hotchkis and Wiley Capital Management, LLC is also included in the Form ADV filed by Hotchkis and Wiley Capital Management, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-60512), which information is incorporated herein by reference.
(k)
Jacobs Levy Equity Management, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Jacobs Levy Equity Management, Inc. and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Jacobs Levy Equity Management, Inc. and is incorporated herein by reference. Information about the business of Jacobs Levy Equity Management, Inc. and the directors and principal executive officers of Jacobs Levy Equity Management, Inc. is also included in the Form ADV filed by Jacobs Levy Equity Management, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-28257), which information is incorporated herein by reference.
(l)
J.P. Morgan Investment Management Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of J.P. Morgan Investment Management Inc. and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by J.P. Morgan Investment Management Inc. and is incorporated herein by reference. Information about the business of J.P. Morgan Investment Management Inc. and the directors and principal executive officers of J.P. Morgan Investment Management Inc. is also included in the Form ADV filed by J.P. Morgan Investment Management Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-21011), which information is incorporated herein by reference.
(m)
Loomis, Sayles and Company, L.P. performs investment management services for the Registrant and certain other clients. Information regarding the business of Loomis, Sayles and Company, L.P. and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Loomis, Sayles and Company, L.P. and is incorporated herein by reference. Information about the business of Loomis, Sayles and Company, L.P. and the directors and principal executive officers of Loomis, Sayles and Company, L.P. is also included in the Form ADV filed by Loomis, Sayles and Company, L.P. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-170), which information is incorporated herein by reference.
(n)
Los Angeles Capital Management and Equity Research, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Los Angeles Capital Management and Equity Research, Inc. and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Los Angeles Capital Management and Equity Research, Inc. and is incorporated herein by reference. Information about the business of Los Angeles Capital Management and Equity Research, Inc. and the directors and principal executive officers of Los Angeles Capital Management and Equity Research, Inc. is also included in the Form ADV filed by Los Angeles Capital Management and Equity Research, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-60934), which information is incorporated herein by reference.
(o)
Manulife Investment Management (US) LLC (formerly known as Manulife Asset Management (US) LLC) performs investment management services for the Registrant and certain other clients. Information regarding the business of Manulife Investment Management (US) LLC and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Manulife Investment Management (US) LLC and is incorporated herein by reference. Information about the business of Manulife Investment Management (US) LLC and the directors and principal executive officers of Manulife Investment Management (US) LLC is also included in the Form ADV filed by Manulife Investment Management (US) LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-42023), which information is incorporated herein by reference.
(p)
PGIM, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of PGIM, Inc. and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by PGIM, Inc. and is incorporated herein by reference. Information about the business of PGIM, Inc. and the directors and principal executive officers of PGIM, Inc. is also included in the Form ADV filed by PGIM, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-22808), which information is incorporated herein by reference.
(q)
PGIM Quantitative Solutions LLC (formerly known as QMA LLC), performs investment management services for the Registrant and certain other clients. Information regarding the business of PGIM Quantitative Solutions LLC and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by PGIM Quantitative Solutions LLC and is incorporated herein by reference. Information about the business of PGIM Quantitative Solutions LLC and the directors and principal executive officers of PGIM Quantitative Solutions LLC is also included in the Form ADV filed by PGIM Quantitative Solutions LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-62692), which information is incorporated herein by reference.
(r)
Summit Partners Public Asset Management, LLC, performs investment management services for the Registrant and certain other clients. Information regarding the business of Summit Partners Public Asset Management, LLC and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Summit Partners Public Asset Management, LLC and is incorporated herein by reference. Information about the business of Summit Partners Public Asset Management, LLC and the directors and principal executive officers of Summit Partners Public Asset Management, LLC is also included in the Form ADV filed Summit Partners Public Asset Management, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-81001), which information is incorporated herein by reference.
(s)
TCW Investment Management Company LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of TCW Investment Management Company LLC and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by TCW Investment Management Company LLC and is incorporated herein by reference. Information about the business of TCW Investment Management Company LLC and the directors and principal executive officers of TCW Investment Management Company LLC is also included in the Form ADV filed by TCW Investment Management Company LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-29075), which information is incorporated herein by reference.
(t)
Voya Investment Management Co. LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Voya Investment Management Co. LLC and certain of its officers is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series subadvised by Voya Investment Management Co. LLC and is incorporated herein by reference. Information about the business of Voya Investment Management Co. LLC and the directors and principal executive officers of Voya Investment Management Co. LLC is also included in the Form ADV filed by Voya Investment Management Co. LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-9046), which information is incorporated herein by reference.
(u)
Walter Scott & Partners Limited performs investment management services for the Registrant and certain other clients. Information regarding the business of Walter Scott & Partners Limited is set forth in the Prospectus(es) and Statement of Additional Information of the Registrant’s series that are subadvised by Walter Scott & Partners Limited and is incorporated herein by reference. Information about the business of Walter Scott & Partners Limited and the directors and principal executive officers of Walter Scott & Partners Limited is also included in the Form ADV filed by Walter Scott & Partners Limited with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-19420), which information is incorporated herein by reference.
Item 32. Principal Underwriter
(a)
Columbia Management Investment Distributors, Inc. acts as principal underwriter for the following investment companies, including the Registrant:
Columbia Acorn Trust; Columbia Funds Series Trust; Columbia Funds Series Trust I; Columbia Funds Series Trust II; Columbia Funds Variable Series Trust II; Columbia Funds Variable Insurance Trust and Wanger Advisors Trust.
(b)
As to each director, principal officer or partner of Columbia Management Investment Distributors, Inc.

Name and Principal Business Address*	Position and Offices with Principal Underwriter	Positions and Offices with Registrant
William F. Truscott	President, Chief Executive Officer and Chairman of the Board	Senior Vice President
Francine Asselta	Vice President and Head of North America Institutional	None
Jason S. Bartylla	Chief Financial Officer and Director	None
Michael E. DeFao	Vice President, Chief Legal Officer and Assistant Secretary	Vice President and Assistant Secretary

Name and Principal Business Address*	Position and Offices with Principal Underwriter	Positions and Offices with Registrant
Stephen O. Buff	Vice President, Chief Compliance Officer	None
James Bumpus	Vice President and Head of Intermediary Markets and Director	None
Thomas A. Jones	Vice President and Head of Strategic Relations	None
Gary Rawdon	Vice President – Distribution Strategy, Planning and Execution	None
Daniel J. Beckman	Vice President and Director	Board Member, President and Principal Executive Officer
Marc Zeitoun	Vice President and Head of North America Product	None
Suzanne Lieb	Vice President and Head of North America Marketing	None
Wendy B. Mahling	Secretary	None
Amy L. Hackbarth	Vice President and Assistant Secretary	None
Ryan C. Larrenaga	Vice President and Assistant Secretary	Senior Vice President, Chief Legal Officer and Secretary
Joseph L. D’Alessandro	Vice President and Assistant Secretary	Assistant Secretary
Christopher O. Petersen	Vice President and Assistant Secretary	Senior Vice President and Assistant Secretary
Kayla Sylvia	Vice President and Assistant Secretary	None
Shweta J. Jhanji	Vice President and Treasurer	None
Michael Tempesta	Anti-Money Laundering Officer and Assistant Identity Theft Prevention Officer	Anti-Money Laundering Officer
Kristin Weisser	Conflicts Officer	None
Kevin Sullivan	Identity Theft Prevention Officer and Assistant Anti-Money Laundering Officer	Privacy Officer and Identity Theft Prevention Officer
*
The principal business address of Columbia Management Investment Distributors, Inc. is 290 Congress Street, Boston, MA 02210.
(c)
Not Applicable.
Item 33. Location of Accounts and Records
Persons maintaining physical possession of accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder include:
■
Registrant, 290 Congress Street, Boston, MA, 02210;
■
Registrant’s investment adviser and administrator, Columbia Management Investment Advisers, LLC, 290 Congress Street, Boston, MA, 02210;
■
Registrant’s subadviser, AlphaSimplex Group, LLC, 200 State Street, Boston MA 02109;
■
Registrant’s subadviser, Arrowstreet Capital, Limited Partnership, 200 Clarendon Street, 30th Floor, Boston, MA 02116;
■
Registrant’s subadviser, AQR Capital Management, LLC, One Greenwich Plaza, Greenwich, CT 06830;
■
Registrant’s subadviser, Baillie Gifford Overseas Limited, Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN, United Kingdom;
■
Registrant’s subadviser, Boston Partners Global Investors, Inc., 1 Beacon Street, 30th Floor, Boston, MA 02108;
■
Registrant’s subadviser, Causeway Capital Management LLC, 11111 Santa Monica Blvd., 15th Floor, Los Angeles, CA 90025;
■
Registrant’s subadviser, Conestoga Capital Advisors, LLC, Crosspoint at Valley Forge, 550 East Swedesford Road, Suite 120, Wayne, PA 19087;
■
Registrant’s subadviser, Crabel Capital Management, LLC, 1999 Avenue of the Stars, Suite 2550, Los Angeles, CA 90067;
■
Registrant’s subadviser, Hotchkis and Wiley Capital Management, LLC, 601 South Figueroa Street, 39th Floor, Los Angeles, CA 90017;
■
Registrant’s subadviser, Jacobs Levy Equity Management, Inc., 100 Campus Drive, 4th Floor East, Florham Park, NJ 07932;
■
Registrant’s subadviser, J.P. Morgan Investment Management Inc., 383 Madison Avenue, New York, NY 10179;
■
Registrant’s subadviser, Loomis, Sayles and Company, L.P., One Financial Center, Boston, MA 02111;
■
Registrant’s subadviser, Los Angeles Capital Management LLC, 11150 Santa Monica Blvd., Los Angeles, CA 90025;
■
Registrant’s subadviser, Manulife Investment Management (US) LLC, 197 Clarendon St, Boston, MA 02116;
■
Registrant’s subadviser, PGIM, Inc./Prudential Financial, Inc., 655 Broad Street, Newark, NJ 07102;

■
Registrant’s subadviser, PGIM Quantitative Solutions LLC (formerly known as QMA LLC), 655 Broad Street, Newark NJ 07102;
■
Registrant’s subadviser, Summit Partners Public Asset Management, LLC, 222 Berkeley Street, Boston, MA 02116;
■
Registrant’s subadviser, TCW Investment Management Company LLC, 515 South Flower Street, Los Angeles, CA 90071;
■
Registrant’s subadviser, Voya Investment Management Co. LLC, 230 Park Avenue, New York, NY 10169;
■
Registrant’s subadviser, Walter Scott & Partners Limited, One Charlotte Square, Edinburgh EH2 4DR, UK;
■
Registrant’s former provider of advisory service as delegated by former subadviser, DGHM, Real Estate Management Services Group, LLC, 1100 Fifth Avenue South, Suite 305, Naples, FL 34102;
■
Registrant’s former subadviser, Allspring Global Investments, LLC (formerly known as Wells Capital Management Incorporated), 1415 Vantage Park Drive, 3rd Floor, Charlotte, NC 28203;
■
Registrant’s former subadviser, BMO Asset Management Corp., 320 Canal Street, 12th Floor, Chicago, IL 60606;
■
Registrant’s former subadviser, Dalton, Greiner, Hartman, Maher & Co. LLC, 565 Fifth Avenue, Suite 2101, New York, NY 10017;
■
Registrant’s former subadviser, EAM Investors, LLC, 2533 South Coast Highway 101, Suite 240, Cardiff-by-the-Sea, CA 92007;
■
Registrant’s former subadviser, Water Island Capital, LLC, 41 Madison Avenue, 42nd floor, New York, NY 10010;
■
Registrant’s principal underwriter, Columbia Management Investment Distributors, Inc., 290 Congress Street, Boston, MA, 02210;
■
Registrant’s transfer agent, Columbia Management Investment Services Corp., 290 Congress Street, Boston, MA, 02210;
■
Registrant’s sub-transfer agent, SS&C GIDS, Inc., 30 Braintree Hill Office Park, Suite 400, Braintree, MA 02184;
■
Registrant’s custodian, JP Morgan Chase Bank, N.A., 1 Chase Manhattan Plaza 19th Floor, New York, NY 10005; and
■
Registrant’s former custodian, State Street Bank and Trust Company, State Street Financial Center, One Lincoln Street, Boston, MA 02111.
In addition, Iron Mountain Records Management is an off-site storage facility housing historical records that are no longer required to be maintained on-site. Records stored at this facility include various trading and accounting records, as well as other miscellaneous records. The address for Iron Mountain Records Management is 920 & 950 Apollo Road, Eagan, MN 55121.
Certain information on the above-referenced physical possession of accounts, books and other documents is also included in the Registrant’s filings on Form N-CEN filed with the Securities and Exchange Commission:
Funds FYE	N-CEN filing date
March 31, 2024	June 13, 2024
April 30, 2024	July 12, 2024
May 31, 2024	August 9, 2024
July 31, 2024	October 11, 2024
August 31, 2024	November 8, 2024
October 31, 2024	January 10, 2025
December 31, 2024	March 12, 2025
Item 34. Management Services
Not Applicable.
Item 35. Undertakings
Not Applicable.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, COLUMBIA FUNDS SERIES TRUST I, has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Boston, and the Commonwealth of Massachusetts on the 2nd day of June, 2025.
COLUMBIA FUNDS SERIES TRUST I
By:	/s/ Daniel J. Beckman
Daniel J. Beckman Trustee and President
Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the 2nd day of June, 2025.
Signature	Capacity	Signature	Capacity
/s/ Daniel J. Beckman	Trustee and President (Principal Executive Officer)	/s/ Patricia M. Flynn*	Trustee
Daniel J. Beckman		Patricia M. Flynn
/s/ Michael G. Clarke*	Chief Financial Officer, Principal Financial Officer and Senior Vice President	/s/ Brian J. Gallagher*	Trustee
Michael G. Clarke		Brian J. Gallagher
/s/ Charles H. Chiesa*	Treasurer, Chief Accounting Officer (Principal Accounting Officer) and Principal Financial Officer	/s/ Douglas A. Hacker*	Trustee
Charles H. Chiesa		Douglas A. Hacker
/s/ Pamela G. Carlton*	Chair of the Board	/s/ Nancy T. Lukitsh*	Trustee
Pamela G. Carlton		Nancy T. Lukitsh
/s/ George S. Batejan*	Trustee	/s/ David M. Moffett*	Trustee
George S. Batejan		David M. Moffett
/s/ Kathleen A. Blatz*	Trustee	/s/ Catherine James Paglia*	Trustee
Kathleen A. Blatz		Catherine James Paglia
/s/ Janet Langford Carrig*	Trustee	/s/ Natalie A. Trunow*	Trustee
Janet Langford Carrig		Natalie A. Trunow
/s/ J. Kevin Connaughton*	Trustee	/s/ Sandra L. Yeager*	Trustee
J. Kevin Connaughton		Sandra L. Yeager
/s/ Olive M. Darragh*	Trustee
Olive M. Darragh

*	By: Name:	/s/ Joseph D’Alessandro
Joseph D’Alessandro** Attorney-in-fact
**
Executed by Joseph D’Alessandro on behalf of Michael G. Clarke and Charles H. Chiesa pursuant to a Power of Attorney, dated March 1, 2025, and on behalf of each of the Trustees pursuant to a Trustees Power of Attorney, dated March 1, 2025.

COLUMBIA ACORN TRUST
COLUMBIA FUNDS SERIES TRUST
COLUMBIA FUNDS SERIES TRUST I
COLUMBIA FUNDS SERIES TRUST II
COLUMBIA FUNDS VARIABLE INSURANCE TRUST
COLUMBIA FUNDS VARIABLE SERIES TRUST II
COLUMBIA ETF TRUST
COLUMBIA ETF TRUST I
COLUMBIA ETF TRUST II
WANGER ADVISORS TRUST
(each a “Registrant”)
POWER OF ATTORNEY
Each of the undersigned constitutes and appoints Michael G. Clarke, Joseph D’Alessandro, Michael E. DeFao, Ryan C. Larrenaga, Brian D. McCabe, Christopher O. Petersen, and Megan E. Garcy, each individually, his or her true and lawful attorney-in-fact and agent (each an “Attorney-in-Fact”) with power of substitution or resubstitution, in any and all capacities, including without limitation in the undersigned’s capacity as a trustee of each Registrant, in the furtherance of the business and affairs of each Registrant: (i) to execute any and all instruments which said Attorney-in-Fact may deem necessary or advisable or which may be required to comply with the Securities Act of 1933, the Investment Company Act of 1940, the Securities Exchange Act of 1934 (together the “Acts”) and any other applicable federal securities laws, or rules, regulations or requirements of the U.S. Securities and Exchange Commission (“SEC”) in respect thereof, in connection with the filing and effectiveness of each Registrant’s Registration Statement regarding the registration of each Registrant or its shares of beneficial interest, and any and all amendments thereto, including without limitation any reports, forms or other filings required by the Acts or any other applicable federal securities laws, or rules, regulations or requirements of the SEC; and (ii) to execute any and all federal, state or foreign regulatory or other required filings, including all applications with regulatory authorities, state charter or organizational documents and any amendments or supplements thereto, to be executed by, on behalf of, or for the benefit of, each Registrant. The undersigned hereby grants to each Attorney-in-Fact full power and authority to do and perform each and every act and thing contemplated above, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifies and confirms all that said Attorneys-in-Fact, individually or collectively, may lawfully do or cause to be done by virtue hereof.
This Power of Attorney shall not be revoked with respect to any undersigned trustee by any subsequent power of attorney the undersigned may execute unless such subsequent power of attorney specifically refers to this Power of Attorney or specifically states that the instrument is intended to revoke all prior general powers of attorney or all prior powers of attorney (and unless otherwise required by a provision of law that cannot be waived). This Power of Attorney shall terminate automatically with respect to a Registrant if the undersigned ceases to hold the above-referenced office of the Registrant.

Dated: March 1, 2025

[REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

/s/ George S. Batejan	Trustee	/s/ Brian J. Gallagher	Trustee
George S. Batejan		Brian J. Gallagher
/s/ Daniel J. Beckman	Trustee	/s/ Douglas Hacker	Trustee
Daniel J. Beckman		Douglas Hacker
/s/ Kathleen A. Blatz	Trustee	/s/ Nancy T. Lukitsh	Trustee
Kathleen A. Blatz		Nancy T. Lukitsh
/s/ Pamela G. Carlton	Trustee	/s/ David M. Moffett	Trustee
Pamela G. Carlton		David M. Moffett
/s/ Janet Langford Carrig	Trustee	/s/ Catherine James Paglia	Trustee
Janet Langford Carrig		Catherine James Paglia
/s/ J. Kevin Connaughton	Trustee	/s/ Natalie A. Trunow	Trustee
J. Kevin Connaughton		Natalie A. Trunow
/s/ Olive M. Darragh	Trustee	/s/ Sandra L. Yeager	Trustee
Olive M. Darragh		Sandra L. Yeager
/s/ Patricia M. Flynn	Trustee
Patricia M. Flynn

COLUMBIA ACORN TRUST
COLUMBIA FUNDS SERIES TRUST
COLUMBIA FUNDS SERIES TRUST I
COLUMBIA FUNDS SERIES TRUST II
COLUMBIA FUNDS VARIABLE INSURANCE TRUST
COLUMBIA FUNDS VARIABLE SERIES TRUST II
COLUMBIA ETF TRUST
COLUMBIA ETF TRUST I
COLUMBIA ETF TRUST II
COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND
TRI-CONTINENTAL CORPORATION
WANGER ADVISORS TRUST
(each a “Registrant”)
POWER OF ATTORNEY
The undersigned does hereby constitute and appoint Joseph D’Alessandro, Michael E. DeFao, Ryan C. Larrenaga and Christopher O. Petersen, each individually, his true and lawful attorney-in-fact and agent (each an “Attorney-in-Fact”) with power of substitution or resubstitution, in any and all capacities, including without limitation in the undersigned’s capacity as Chief Financial Officer, Principal Financial Officer and Senior Vice President of each Registrant, in the furtherance of the business and affairs of each Registrant: (i) to execute any and all instruments which said Attorney-in-Fact may deem necessary or advisable or which may be required to comply with the Securities Act of 1933, the Investment Company Act of 1940, the Securities Exchange Act of 1934 (together the “Acts”) and any other applicable federal securities laws, or rules, regulations or requirements of the U.S. Securities and Exchange Commission (“SEC”) in respect thereof, in connection with the filing and effectiveness of each Registrant’s Registration Statement regarding the registration of each Registrant or its shares of beneficial interest, and any and all amendments thereto, including without limitation any reports, forms or other filings required by the Acts or any other applicable federal securities laws, or rules, regulations or requirements of the SEC; and (ii) to execute any and all federal, state or foreign regulatory or other required filings, including all applications with regulatory authorities, state charter or organizational documents and any amendments or supplements thereto, to be executed by, on behalf of, or for the benefit of, each Registrant. The undersigned hereby grants to each Attorney-in-Fact full power and authority to do and perform each and every act and thing contemplated above, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifies and confirms all that said Attorneys-in-Fact, individually or collectively, may lawfully do or cause to be done by virtue hereof.
This Power of Attorney shall not be revoked by any subsequent power of attorney I may execute unless such subsequent power of attorney specifically refers to this Power of Attorney or specifically states that the instrument is intended to revoke all prior general powers of attorney or all prior powers of attorney (and unless otherwise required by a provision of law that cannot be waived). This Power of Attorney shall terminate automatically with respect to a Registrant if the undersigned ceases to hold the above-referenced office(s) of a Registrant.
Dated: March 1, 2025
/s/ Michael G. Clarke
Michael G. Clarke

COLUMBIA ACORN TRUST
COLUMBIA FUNDS SERIES TRUST
COLUMBIA FUNDS SERIES TRUST I
COLUMBIA FUNDS SERIES TRUST II
COLUMBIA FUNDS VARIABLE INSURANCE TRUST
COLUMBIA FUNDS VARIABLE SERIES TRUST II
COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND
TRI-CONTINENTAL CORPORATION
WANGER ADVISORS TRUST
(each a “Registrant”)
POWER OF ATTORNEY
The undersigned does hereby constitute and appoint Michael G. Clarke, Joseph D’Alessandro, Michael E. DeFao, Ryan C. Larrenaga and Christopher O. Petersen, each individually, his true and lawful attorney-in-fact and agent (each an “Attorney-in-Fact”) with power of substitution or resubstitution, in any and all capacities, including without limitation in the undersigned’s capacity as Treasurer, Chief Accounting Officer (Principal Accounting Officer) and Principal Financial Officer of each Registrant, in the furtherance of the business and affairs of each Registrant: (i) to execute any and all instruments which said Attorney-in-Fact may deem necessary or advisable or which may be required to comply with the Securities Act of 1933, the Investment Company Act of 1940, the Securities Exchange Act of 1934 (together the “Acts”) and any other applicable federal securities laws, or rules, regulations or requirements of the U.S. Securities and Exchange Commission (“SEC”) in respect thereof, in connection with the filing and effectiveness of each Registrant’s Registration Statement regarding the registration of each Registrant or its shares of beneficial interest, and any and all amendments thereto, including without limitation any reports, forms or other filings required by the Acts or any other applicable federal securities laws, or rules, regulations or requirements of the SEC; and (ii) to execute any and all federal, state or foreign regulatory or other required filings, including all applications with regulatory authorities, state charter or organizational documents and any amendments or supplements thereto, to be executed by, on behalf of, or for the benefit of, each Registrant. The undersigned hereby grants to each Attorney-in-Fact full power and authority to do and perform each and every act and thing contemplated above, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifies and confirms all that said Attorneys-in-Fact, individually or collectively, may lawfully do or cause to be done by virtue hereof.
This Power of Attorney shall not be revoked by any subsequent power of attorney I may execute unless such subsequent power of attorney specifically refers to this Power of Attorney or specifically states that the instrument is intended to revoke all prior general powers of attorney or all prior powers of attorney (and unless otherwise required by a provision of law that cannot be waived). This Power of Attorney shall terminate automatically with respect to a Registrant if the undersigned ceases to hold the above-referenced office of the Registrant.
Dated: March 1, 2025
/s/ Charles H. Chiesa
Charles H. Chiesa

Exhibit Index
Exhibits Related to Item 28 of Part C
(d)(13)(ii)
Amendment No. 2, dated March 27, 2025, to the Amended and Restated Subadvisory Agreement between Columbia
Management Investment Advisers, LLC and J.P. Morgan Investment Management Inc., on behalf of Multi-Manager Large
Cap Growth Strategies Fund, Multi-Manager Growth Strategies Fund and Multi-Manager Small Cap Equity Strategies Fund,
dated November 23, 2021

(d)(14)(iv)
Amendment No.4, dated March 27, 2025, to the Subadvisory Agreement between Columbia Management Investment Advisers,
LLC and Loomis, Sayles and Company, L.P., dated December 4, 2013 and amended March 9, 2016 and December 11, 2019

(d)(15)(i)
Amendment No. 1, dated March 27, 2025 to Subadvisory Agreement between Columbia Management Investment Advisers,
LLC and Los Angeles Capital Management LLC, on behalf of Multi-Manager Large Cap Growth Strategies Fund and Multi-
Manager Growth Strategies Fund, dated September 21, 2023

(p)(3)	Code of Ethics of AlphaSimplex Group, LLC (a subadviser of Multi-Manager Alternative Strategies Fund) adopted March 1, 2006, revised as of March 31, 2025
(p)(6)	Code of Ethics of Baillie Gifford Overseas Limited (a subadviser of Multi-Manager International Equity Strategies Fund), effective December 2024
(p)(18)(i)	Investment Adviser Code of Ethics of Prudential Financial (for PGIM, Inc., a subadviser of Multi-Manager Total Return Bond Strategies Fund), dated January 31, 2025
(p)(18)(ii)	Personal Investing Standards of Prudential Financial (for PGIM, Inc., a subadviser of Multi-Manager Total Return Bond Strategies Fund), dated December 17, 2024
(p)(18)(iii)	Insider Trading and Information Barrier Standards of Prudential Financial, revised March 31, 2025